Exhibit 5.1

e-mail: abossin@applebyglobal.com

	Canopius Holdings Bermuda Limited Atlantic House 11 Par-la-Ville Road Hamilton HM 12 Bermuda	direct dial: Tel +l 441 298 3536 Fax +1 441 298 3391 client ref:

appleby ref: AB/404287.0002

5 December 2012

Dear Sirs

Bermuda Office		Canopius Holdings Bermuda Limited (“the Company”)
Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com		We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 31 August 2012 of a registration statement on Form S-4 (File No. 333-183661) (as amended prior to its effectiveness, including by Amendment No. 1 filed on 10 October 2012, Amendment No. 2 filed on 19 November 2012 and Amendment No. 3 filed 4 December 2012, the “Registration Statement”) under the Securities Act of 1933 of the United States (the “Securities Act”) in relation to the offer by the Company to exchange a number of its voting common shares, par value US$0.01 per share (the “Shares”) equal to the stock conversion number (as defined in the Registration Statement) for each outstanding share of common stock, par value US$0.01 per share, of Tower Group, Inc. For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases are defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich		(a) the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;
(b) that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;
Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Canopius Holdings Bermuda Limited 5 December 2012

	(c)	the genuineness of all signatures on the Documents;

	(d)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors of the Company to effect the filing by the Company of the Registration Statement and the issuance of the Shares, not disclosed by the Constitutional Documents or by Bermuda law or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

	(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

	(2)	When issued pursuant to the Resolutions and delivered against payment therefor in the circumstances referred to or summarised in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

Reservations

We have the following reservations:

	(a)	In paragraph (1) above the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.:

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich	(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no shareholder shall be bound by an alteration to the Constitutional Documents after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Canopius Holdings Bermuda Limited 5 December 2012

	(c)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the SEC. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to Appleby (Bermuda) Limited’s name in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under section 7 of the Securities Act. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich

Canopius Holdings Bermuda Limited 5 December 2012

SCHEDULE

	1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company adopted on 28 July 2012 (the “Constitutional Documents”).

	2.	A copy of an excerpt of the Minutes of the Meeting of the Board of Directors of the Company held on 27 August 2012 and a copy of an excerpt of the Minutes of the Meeting of the Committee of the Board of Directors held on 30 August 2012 (the “Resolutions”).

	3.	A Certificate of Compliance dated 3 October 2012 issued by the Registrar of Companies in respect of the Company.

	4.	An electronic copy of the Registration Statement.

	5.	All other documents and resolutions deemed necessary and appropriate to this opinion.

Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Shanghai Zurich